Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Online Resources Corporation:
We consent to the incorporation by reference in the registration statement (No. 333-162670) on Form S-3 and registration statements (No. 333-128291, No. 333-115940, No. 333-40674 and No. 333-9260707) on Form S-8 of Online Resources Corporation of our reports dated March 15, 2011, with respect to the consolidated balance sheets of Online Resources Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for each of the years in the three year period ended December 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Online Resources Corporation.
/s/ KPMG LLP
McLean, Virginia
March 15, 2011